As filed with the Securities and Exchange Commission on March 28, 2014

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________

Caprock Oil, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	51-0482104
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

11011 Richmond Avenue, Suite 525
Houston, Texas 77042
 (Address of Principal Executive Offices)(ZIP Code)

2005 Incentive Compensation Plan
(Full Title of Plans)
_______________________________

D. Hughes Watler, Jr.
Chief Financial Officer
11011 Richmond Avenue, Suite 525
Houston, Texas 77042
 (713) 479-7050
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
_______________

Copy to:
Scott C. Kline
Kline Law Group PC
100 Pine Street, Suite 1250
San Francisco, CA 94111
(415) 745-3636
_______________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)		Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.01 par value (2005 Incentive Compensation Plan)	240,000	(3)	$0.66	(2)	$$158,400	$$20.40

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plans.

(2)
Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended.  The price of $0.66 per share represents the closing price per share of Common Stock, as reported on the Over-The-Counter Bulletin Board on March 27, 2014.

(3)	Represents shares available for grant, but not yet granted as of the date of this Registration Statement, under the 2005 Incentive Compensation Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1).  Such documents need not be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by Caprock Oil, Inc. (the “Company” or “Registrant”) with the Securities and Exchange Commission (the “Commission”) are herein incorporated by reference:

1.        The Company’s Annual Report on Form 10-K for the year ended December 31, 2013, filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the “Exchange Act”).

2.        The Company’s current reports on Form 8-K filed pursuant to the Exchange Act on March 17, 2014, February 10, 2014 and January 24, 2014.

3.        The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June  30, 2013, and September 30, 2013, filed pursuant to the Exchange Act.

4.        The Company’s 2005 Incentive Compensation Plan, as amended (incorporated by reference to Exhibit 4.1 of the Registration Statement on Form S-8, filed November 17, 2006).

5.        The description of the Company’s capital stock contained in the Registration Statement on Form SB-2, filed July 30, 2004, and any document filed which updates that description.

                  All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Articles of Incorporation and By-Laws allow indemnification of an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. The Registrant may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, the Registrant will indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The Nevada Business Corporation Act provides for the indemnification of directors and officers under certain conditions.

Reference is made to Item 9 for the Registrant’s undertakings with respect to indemnification for liabilities arising under the Securities Act.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

For a list of exhibits, see the Exhibit Index in this Registration Statement, which is incorporated into this Item by reference.

Item 9.    Undertakings.

A.            The undersigned Registrant hereby undertakes:

(1)           to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs A(1)(i) and A(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)           to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Caprock Oil, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on March 28, 2014.

CAPROCK OIL, INC.

By:	/s/ D. Hughes Watler, Jr.
D. Hughes Watler, Jr.
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints D. Hughes Watler, Jr.  as attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming the said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ D. Hughes Watler, Jr.	Director, Chief Financial Officer and acting senior executive officer	March 28, 2014
D. Hughes Watler, Jr.

/s/ Robert G. Wonish	Director	March 28, 2014
Robert G. Wonish

/s/ Christopher T. George	Director	March 28, 2014
Christopher T. George

INDEX TO EXHIBITS

Exhibit Number	Document

5.1	Opinion of Kline Law Group, PC

23.1	Consent of Kline Law Group, PC (contained in Exhibit 5.1)

23.2	Consent of MaloneBailey, LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (see Signature Page)